                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

FORM 4
[_] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE. SEE INSTRUCTION 1(b).




              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(PRINT OR TYPE RESPONSES)

1. Name and Address of Reporting Person*

    Spring                            Albert
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

    c/o Cali Realty Corporation, 11 Commerce Drive
--------------------------------------------------------------------------------
                                    (Street)

    Cranford,                         NJ                               07016
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    Cali Realty Corporation (CLI)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

    June 1997
--------------------------------------------------------------------------------
5. If Amendment, Date of Original
   (Month/Year)

--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
       (Check all applicable)


            [_]      Director                         10% Owner
           -----                           ------

            [X]      Officer (give                    Other (Specify
           -----     title below)          ------     below)


                       Vice-President--Operations
                   ----------------------------------

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

                TABLE I -- NON-DERIVATIVE SECURITIES,  ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security  2. Transac-   3. Transaction   4. Securities Acquired (A)  5. Amount of       6. Ownership      7. Nature
   (Instr. 3)            tion          Code             or Disposed of (D)          Securities         Form:             of
                         Date          (Instr. 8)       (Instr. 3, 4, and 5)        Beneficially       Direct (D) or     Indirect
                         (Month        -----------      -------------------------   Owned at End       Indirect (I)      Beneficial
                         /Day/         Code     V       Amount  (A) or (D)  Price   of Month           (Instr. 3 and 4)  Ownership
                         Year)                                                      (Instr. 3 and 4)                    (Instr. 4)
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


    Common Stock         5/9/97          P                1,000   A       $30.50                               D
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------

    Common Stock         6/5/97          P                  500   A      $30.375         28,513                D
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------

    Common Stock                                                                          2,335                I        By Wife (1)
-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------


-------------------   -----------      -----------      -------------------------   ---------------    ---------------  ------------

* If the form is filed by more than one reporting person, see
  Instruction  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
                                                                        (over)
                                                               SEC 1474 (7/96)


                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security   2. Conversion   3. Trans-    4. Trans-    5. Number of    6. Date Exercisable  7. Title and Amount
   (Instr. 3)                        or Exercise     action       action       Derivative      and Expiration       of Underlying
                                     Price of        Date         Code         Securities      Date                 Securities
                                     Derivative      (Month/      (Instr.8)    Acquired (A)    (Month/Day/Year)     (Instr. 3 and 4)
                                     Security        Day/                      or Disposed
                                                     Year)                     of (D) (Instr.
                                                                               3, 4 and 5)
                                                               ---------------------------------------------------------------------

                                                                  Code   V     (A)    (D)       Date     Expira-          Amount or
                                                                                                Exer-    tion             Number of
                                                                                                cisable  Date      Title  Shares
-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------


-------------------------------   -------------   ----------   ------------ --------------- -------------------- -------------------




8. Price of      9. Number of      10. Ownership    11. Nature of
   Derivative       Derivative         Form of          Indirect
   Security         Securities         Derivative       Beneficial
   (Instr.5)        Beneficially       Security:        Ownership
                    Owned at End       Direct (D)       (Instr. 4)
                    of Month           Indirect (I)
                    (Instr. 4)         (Instr.4)
-------------    ---------------    ---------------  ----------------

-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


-------------    ---------------    ---------------  ----------------


Explanation of Responses:
(1) These securities are owned by the reporting person's wife and brother-in-law as tenants-in-common. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purposes.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                /s/ Albert Spring                    11/6/97
                        -------------------------------             ---------
                        **Signature of Reporting Person               Date



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2